As filed with the Securities and Exchange Commission on April 27, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CryoPort, Inc.

(Exact name of registrant as specified in its charter)

Nevada	88-0313393
(State or other jurisdiction of of incorporation or organization)	(IRS Employer Identification No.)

20382 Barents Sea Circle
Lake Forest, California	92630
(Address of principal executive offices)	(Zip Code)

2002 Stock Incentive Plan (“2002 Plan”)
2009 Stock Incentive Plan (“2009 Plan”)

(Full title of the plan)

Larry G. Stambaugh
Chief Executive Officer
20382 Barents Sea Circle
Lake Forest, California 92630
(949) 470-2300

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.001 par value per share	75,451 shares(2)	$6.24	(6)	$470,814	$33.57
Common Stock, $0.001 par value per share	383,680 shares(3)	1.86	(7)	713,645	50.88
Common Stock, $0.001 par value per share	191,953 shares(4)	3.07	(6)	589,296	42.02
Common Stock, $0.001 par value per share	1,008,047 shares(5)	1.86	(7)	1,874,967	133.69
Total	1,659,131 shares			$3,648,722	$260.16
________________________
(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered additional shares of common stock that may become available for purchase in accordance with the provisions of the 2002 Plan and 2009 Plan to prevent dilution in the event of any future change in the outstanding shares of common stock as a result of a recapitalization, stock dividends, stock splits or similar adjustments.  The number of shares being registered has been adjusted to give effect to the Company's one-for-ten reverse stock split which was effective as of the close of business on February 5, 2010.

(2)	Represents shares of common stock issuable to certain employees, non-employee directors and consultants of the registrant upon exercise of outstanding stock options granted under the 2002 Plan.
(3)	Represents shares of common stock reserved for issuance upon the exercise of stock options and grant of stock awards that may be granted under the 2002 Plan.
(4)	Represents shares of common stock issuable to certain employees, non-employee directors and consultants of the registrant upon exercise of outstanding stock options granted under the 2009 Plan.
(5)	Represents shares of common stock reserved for issuance upon the exercise of stock options and grant of stock awards that may be granted under the 2009 Plan.
(6)
Calculated solely for purposes of computing the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act based on the weighted average exercise price of the outstanding stock options.

(7)
Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) based upon the last sales price of the Company's common stock as reported on the OTC Bulletin Board on April 26, 2010.

TABLE OF CONTENTS

PART I
PART II
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX
EX-5.1
EX-23.1

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Form S-8 will be delivered to each employee who is eligible to participate in the CryoPort, Inc. 2002 Stock Incentive Plan (the “2002 Plan”) and the CryoPort, Inc. 2009 Stock Incentive Plan (the “2009 Plan”) in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  These documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by CryoPort, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of filing:

     (a) The Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009, as filed with the SEC on July 1, 2009.

     (b) The Company's Definitive Proxy Statement with respect to the 2009 Annual Meeting of Stockholders held on October 9, 2009, as filed with the SEC on September 11, 2009.

     (c) The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2009, September 30, 2009 and December 31, 2009, as filed with the SEC on August 19, 2009, November 16, 2009 and February 16, 2010, respectively, and the Company’s Form 10-Q/A for the quarter ended June 30, 2009, as filed with the SEC on November 2, 2009.

     (d) The Company’s Current Reports on Form 8-K filed with the SEC on May 8, 2009, May 19, 2009, July 17, 2009, July 24, 2009, August 4, 2009, August 24, 2009, August 27, 2009, September 23, 2009, October 15, 2009, October 30, 2009, January 13, 2010, January 15, 2010, January 20, 2010, February 3, 2010, February 5, 2010, February 16, 2010 and February 26, 2010.

     (e) The description of the Company’s Common Stock, $0.001 par value (the “Common Stock”), is contained in the Company’s Registration Statement on Form 10-SB filed with the SEC on October 20, 2005, including any amendments or reports filed for the purpose of updating such information.

     In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Nothing in this registration statement shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

 Under the Nevada General Corporation Law and our Amended and Restated Articles of Incorporation, as amended, our directors will have no personal liability to the Company or its stockholders for monetary damages incurred as the result of the breach or alleged breach by a director of his “duty of care.” This provision does not apply to (a) director's (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its stockholders or that involve the absence of good faith on the part of the director, (iii) approval of any transaction from which a director derives an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the corporation or its stockholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its stockholders, (v) acts or omissions that constituted an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its stockholders, or (vi) approval of an unlawful dividend, distribution, stock repurchase or redemption. This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have in place a directors’ and officers’ liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts for which we lawfully indemnify or are required or permitted by law to indemnify our directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index.

Item 9. Undertakings.

a.   The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initialbona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against pubic policy as expressed in the Act and is, therefore, unenforceable.  In the event that a  claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California, on April 27, 2010.

CRYOPORT, INC.

By: /s/ Larry G. Stambaugh
       Larry G. Stambaugh,
       Chief Executive Officer,

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Larry G. Stambaugh and Catherine Doll, and each of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, in connection with or related to the Offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry G. Stambaugh Larry G. Stambaugh	Director and Chief Executive Officer|(Principal Executive Officer)	April 27, 2010

/s/ Catherine Doll Catherine Doll	Chief Financial Officer|(Principal Financial and Accounting Officer)	April 27, 2010

/s/ Carlton M. Johnson, Jr. Carlton M. Johnson, Jr.	Director	April 27, 2010

/s/ Adam M. Michelin Adam M. Michelin	Director	April 27, 2010

/s/ John H. Bonde John H. Bonde	Director	April 27, 2010

EXHIBIT INDEX

Exhibit Number	Exhibit

3.13	2002 Stock Incentive Plan (Incorporated by reference to Exhibit 3.13 to Registrant's Registration Statement on Form 10-SB/A4 filed with the SEC on February 23, 2006).
3.14
Stock Option Agreement ISO (Incentive Stock Option Award Agreement (Incorporated by reference to Exhibit 3.14 to Registrant's Registration Statement on Form 10-SB/A4 filed with the SEC on February 23, 2006).

3.15	Stock Option Agreement NSO (Incorporated by reference to Exhibit 3.15 to Registrant's Registration Statement on Form 10-SB/A4 filed with the SEC on February 23, 2006).
10.22	2009 Stock Incentive Plan (Incorporated by reference to Exhibit10.21 to Registrant’s Current Report on Form 8-k filed with the SEC on October 15, 2009).
10.23	Form of Stock Option Award Agreement (Incorporated by reference to Exhibit10.22 to Registrant’s Current Report on Form 8-k filed with the SEC on October 15, 2009).
10.25	Form of Non-Qualified Stock Option Award Agreement. *
5.1	Opinion of Counsel *
23.1	Consent of Independent Registered Public Accounting Firm *
23.2	Consent of Counsel (included in Exhibit 5.1)
24.1	Power of Attorney (on signature page) *

*           Filed herewith.